                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Reports Second Quarter 2023 Results
•Net income increased 4% sequentially
•GAAP and adjusted EPS for the quarter of $0.59 and $0.60 per diluted share, respectively
•Oil & Gas segment contribution margin increased 28% year-over-year, driven by increased sand prices and expanded transportation margins for SandBox
•Industrial & Specialty Products segment contribution margin increased 20% sequentially, driven by price increases and greater sales of higher-margin products
•Operational performance improvements and cost reductions supported contribution margin expansions
•Cash flow from operations increased 125% sequentially
•Balance sheet strengthened with additional $25 million of debt extinguished

Katy, Texas, July 27, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced its second quarter results for the period ended June 30, 2023.
"We continued to strengthen our balance sheet and provide innovative and differentiated products to the markets and customers we serve during the second quarter," said Bryan Shinn, the Company's Chief Executive Officer. "Our robust Adjusted EBITDA and meaningful cash flow from operations enabled us to extinguish an additional $25 million of debt, achieving our net leverage ratio target of 1.5x ahead of plan.
"In our Oil & Gas segment, we delivered continued strong financial performance despite lower completions activity across the U.S. oilfield market. While our volumes sold were lower sequentially, pricing held up well during the quarter and with our ability to quickly match costs to market demand, our overall Oil & Gas profit margin per ton increased on a sequential quarter basis. During the second quarter, we also launched a new patent-pending well site system called Guardian, which was developed to help customers improve their completions productivity and reduce well costs.
"We continued to execute on our growth strategy for the Industrial & Specialty Products segment in the second quarter. Segment contribution margin expanded substantially, both sequentially and year-over-year, and was driven by improved pricing, reduced costs, and a shift to higher-value products. Furthermore, the recent launch of our EverWhite® Pigment has been well received by our customers who are finding additional benefits and unique properties which could increase our addressable market exposure.
"Our financial performance has been strong through the first half of this year and we are reaffirming our guidance from last quarter, after considering numerous factors including the unpredictability of the energy market and commodity prices, the strengthening outlook in our Industrials segment, the positive visibility provided by strong customer contracts across the company, and additional cost and productivity improvements. We continue to forecast a 25% to 30% year-over-year increase in Adjusted EBITDA, anticipate that we'll generate approximately $250 million of operating cash flow in 2023, and we expect our net leverage ratio to remain around current levels of 1.5x through the remainder of this year."

Second Quarter 2023 Financial Highlights

Net income for the second quarter was $46.3 million, or $0.59 per diluted share. The second quarter results were impacted by $1.4 million pre-tax, or $0.01 per diluted share after-tax, of charges primarily related to the loss on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.60 per diluted share.
These results compared with net income of $44.6 million, or $0.57 per diluted share, for the first quarter of 2023, which was impacted by $7.0 million pre-tax, or $0.07 per diluted share after-tax, of charges primarily related to the loss on extinguishment of debt and business optimization costs, resulting in adjusted EPS (a non-GAAP measure) of $0.64 per diluted share.
In the second quarter of 2023, the Company completed a $25 million voluntary term loan principal repayment, extinguishing the debt at par using excess cash on hand.

Total Company

In millions	Q2 2023	Q1 2023	Sequential Change	Q2 2022	Year-over-year Change
Revenue	$406.8	$442.2	(8%)	$388.5	5%
Net Income	$46.3	$44.6	4%	$22.9	102%
Tons Sold	4.459	4.934	(10%)	4.652	(4%)
Contribution Margin*	$150.7	$152.8	(1%)	$123.3	22%
Adjusted EBITDA*	$123.6	$124.6	(1%)	$93.8	32%
Oil & Gas Segment
•Second quarter 2023 results were driven by lower proppant volumes and fewer SandBox loads, partially offset by reduced operational costs and stable sand pricing.

In millions	Q2 2023	Q1 2023	Sequential Change	Q2 2022	Year-over-year Change
Revenue	$262.3	$300.0	(13%)	$244.2	7%
Tons Sold	3.419	3.921	(13%)	3.528	(3%)
Contribution Margin*	$99.1	$109.9	(10%)	$77.4	28%

Industrial & Specialty Products (ISP) Segment
•Improvements in operational efficiencies, price increases, and beneficial product mix are driving GDP+ profitability.

In millions	Q2 2023	Q1 2023	Sequential Change	Q2 2022	Year-over-year Change
Revenue	$144.5	$142.2	2%	$144.3	0.1%
Tons Sold	1.040	1.013	3%	1.124	(7%)
Contribution Margin*	$51.6	$42.9	20%	$45.9	12%
*Contribution Margin and Adjusted EBITDA are non-GAAP financial measures; see the discussion of non-GAAP information below and the reconciliation of non-GAAP to GAAP results included as an exhibit to this press release.

Capital Update
As of June 30, 2023, the Company had $187.0 million in cash and cash equivalents and total debt of $882.1 million. The Company's $150.0 million Revolver had zero drawn with $21.3 million allocated for letters of credit and availability of $128.7 million. During the second quarter of 2023, the Company generated $92.1 million in cash flow from operations while capital expenditures totaled $15.1 million.
Outlook and Guidance
Looking forward to the third quarter, the Company's two business segments remain well positioned in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development. The Company also expects growth in its underlying base business, coupled with pricing increases.
The oil and gas industry is progressing through a multi-year growth cycle. Constructive through-cycle commodity prices are supportive of an active well completions environment over the next few years. The Company has strong contractual commitments for its sand production capacity for this year and is maintaining pricing discipline despite the current, short-term decline in well completions activity.

The Company remains focused on generating free cash flow and de-levering the balance sheet. It expects to produce significant operating cash flow in 2023, and projects investing at the high-end of capital expenditures guidance of $50-$60 million for the year.

Conference Call
U.S. Silica will host a conference call for investors tomorrow, July 28, 2023, at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call and find supporting materials by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13739961. The replay will be available through August 28, 2023.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets.
U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Forward-looking Statements
This second quarter 2023 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's estimated and projected costs and cost reduction programs, reserves and finished products estimates, growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, and the expected outcome or impact of pending or threatened litigation. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; heightened levels of inflation and rising interest rates; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world including the ongoing conflict between Russia and Ukraine; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Total sales	$406,784	$442,240	$388,513
Total cost of sales (excluding depreciation, depletion and amortization)	259,773	293,133	268,896
Operating expenses:
Selling, general and administrative	28,694	29,163	34,817
Depreciation, depletion and amortization	33,546	35,386	34,715
Total operating expenses	62,240	64,549	69,532
Operating income	84,771	84,558	50,085
Other (expense) income:
Interest expense	(25,987)	(24,061)	(17,430)
Other income (expense), net, including interest income	2,497	(2,352)	2,099
Total other expense	(23,490)	(26,413)	(15,331)
Income before income taxes	61,281	58,145	34,754
Income tax expense	(15,137)	(13,573)	(11,919)
Net income	$46,144	$44,572	$22,835
Less: Net loss attributable to non-controlling interest	(115)	(76)	(73)
Net income attributable to U.S. Silica Holdings, Inc.	$46,259	$44,648	$22,908

Earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.60	$0.58	$0.30
Diluted	$0.59	$0.57	$0.29
Weighted average shares outstanding:
Basic	77,089	76,517	75,508
Diluted	78,338	78,292	77,966
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	Unaudited	Audited
	June 30, 2023	December 31, 2022

ASSETS
Current Assets:
Cash and cash equivalents	$186,961	$280,845
Accounts receivable, net	194,679	208,631
Inventories, net	161,820	147,626
Prepaid expenses and other current assets	13,678	20,182
Total current assets	557,138	657,284
Property, plant and mine development, net	1,148,681	1,178,834
Lease right-of-use assets	43,619	42,374
Goodwill	185,649	185,649
Intangible assets, net	136,097	140,809
Other assets	10,182	9,630
Total assets	$2,081,366	$2,214,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$156,973	$216,239
Current portion of operating lease liabilities	19,654	19,773
Current portion of long-term debt	10,152	19,535
Current portion of deferred revenue	8,244	16,275
Income tax payable	3,362	128
Total current liabilities	198,385	271,950
Long-term debt, net	871,913	1,037,458
Deferred revenue	13,355	14,477
Liability for pension and other post-retirement benefits	28,343	30,911
Deferred income taxes, net	85,444	64,636
Operating lease liabilities	61,937	64,478
Other long-term liabilities	27,649	25,976
Total liabilities	1,287,026	1,509,886
Stockholders’ Equity:
Preferred stock	—	—
Common stock	877	854
Additional paid-in capital	1,241,828	1,234,834
Retained deficit	(260,177)	(351,084)
Treasury stock, at cost	(196,162)	(186,196)
Accumulated other comprehensive income (loss)	857	(1,723)
Total U.S. Silica Holdings, Inc. stockholders’ equity	787,223	696,685
Non-controlling interest	7,117	8,009
Total stockholders' equity	794,340	704,694
Total liabilities and stockholders’ equity	$2,081,366	$2,214,580

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Sales:
Oil & Gas Proppants	$262,285	$300,013	$244,246
Industrial & Specialty Products	144,499	142,227	144,267
Total sales	406,784	442,240	388,513
Segment contribution margin:
Oil & Gas Proppants	99,069	109,897	77,353
Industrial & Specialty Products	51,595	42,929	45,915
Total segment contribution margin	150,664	152,826	123,268
Operating activities excluded from segment cost of sales	(3,653)	(3,719)	(3,651)
Selling, general and administrative	(28,694)	(29,163)	(34,817)
Depreciation, depletion and amortization	(33,546)	(35,386)	(34,715)
Interest expense	(25,987)	(24,061)	(17,430)
Other income (expense), net, including interest income	2,497	(2,352)	2,099
Income tax expense	(15,137)	(13,573)	(11,919)
Net income	$46,144	$44,572	$22,835
Less: Net loss attributable to non-controlling interest	(115)	(76)	(73)
Net income attributable to U.S. Silica Holdings, Inc.	$46,259	$44,648	$22,908

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net income attributable to U.S. Silica Holdings, Inc.	$46,259	$44,648	$22,908
Total interest expense, net of interest income	24,368	21,568	17,278
Provision for taxes	15,137	13,573	11,919
Total depreciation, depletion and amortization expenses	33,546	35,386	34,715
EBITDA	119,310	115,175	86,820
Non-cash incentive compensation (1)	3,731	3,335	5,295
Post-employment expenses (excluding service costs) (2)	(839)	(839)	(744)
Merger and acquisition related expenses (3)	845	224	2,089
Plant capacity expansion expenses (4)	32	66	49
Contract termination expenses (5)	—	—	—
Business optimization projects (6)	90	956	—
Facility closure costs (7)	71	81	440
Other adjustments allowable under the Credit Agreement (8)	397	5,637	(163)
Adjusted EBITDA	$123,637	$124,635	$93,786

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects contract termination expenses related to strategically exiting a supplier service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended June 30, 2023 also included costs related to recruiting of $0.5 million and $1.1 million related to the loss on extinguishment of debt, offset by proceeds of the sale of assets of $1.1 million. The three months ended March 31, 2023 also included costs related to severance restructuring of $0.8 million, an adjustment to non-controlling interest of $0.2 million and $5.3 million related to the loss on extinguishment of debt, offset by an insurance recovery of $0.8 million. The three months ended June 30, 2022 also included costs related to weather events and supplier and logistical issues of $0.1 million and an adjustment to non-controlling interest of $0.2 million, partially offset by proceeds of the sale of assets of $0.5 million.
Forward-looking Non-GAAP Measures
A reconciliation of Adjusted EBITDA and free cash flow generation as used in our guidance, each of which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.
U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations & Sustainability
(281) 505-6011
gil@ussilica.com